Exhibit 10.1

CASH AMERICA INTERNATIONAL, INC.

2015 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

This 2015 Long-Term Incentive Plan Award Agreement (the “Agreement”) is entered into as of the 28th day of January, 2015, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and              (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein; and

WHEREAS, pursuant to Section 4 and Section 9 of the Plan, the Committee has granted to Employee an award (the “Award”) of Restricted Stock Units (“RSUs”) to encourage Employee’s continued loyalty and diligence; and

WHEREAS, the RSUs represent the unfunded and unsecured promise of the Company to issue to Employee an equivalent number of shares of the common stock of the Company or its successors (“Shares”) at a future date, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Award.

(a) General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Employee an Award of              RSUs.

(b) Grant Date. The Award was granted to Employee on January 28, 2015 (the “Grant Date”).

2. Vesting. The Award shall vest as follows: Substantially equal 25% increments of the RSUs shall vest on each of the following dates as long as Employee continuously remains employed by the Company or its Affiliates through the applicable vesting date: January 31, 2016; January 31, 2017; January 31, 2018 and January 31, 2019. Any RSUs that have not vested shall remain subject to forfeiture under Section 3 of this Agreement.

3. Treatment of Award Upon Termination of Employment or Failure to Vest. Upon Employee’s termination of employment with the Company and all of its Affiliates for any reason (including death), any portion of the Award that has not yet vested as provided in Section 2 or Section 5 of this Agreement and any unvested rights to Dividend Equivalents (as defined in section 10(c)) shall be immediately forfeited, and Employee shall forfeit any and all rights in or to such unvested portion of the Award, including any unvested rights to Dividend Equivalents.

4. Delivery of Shares. (a) as each 25%-portion of the Award vests, the Company shall instruct its transfer agent to issue Shares, either in book entry or stock certificate form, which shall evidence the conversion of such vested RSUs into whole vested Shares, in the name of Employee (or if Employee has died, in the name of Employee’s designated beneficiary or, if no beneficiary has been designated, Employee’s estate (“Beneficiary”)) within a reasonable time after the vesting date of such 25%-portion of the Award, but (b) in no event will the Shares relating to the then-vesting portion of the Award be transferred to Employee (or, if applicable, to Employee’s Beneficiary) later than December 31 of the calendar year in which the vesting date for the then-vesting portion of the Award occurs. The Company shall not be required to deliver any fractional Shares under the Award. Any fractional Share shall be rounded up to the next whole Share.

5. Change in Control.

(a) Vesting and Payment. In the event of a Change in Control (as defined below) while Employee is still employed by the Company or an Affiliate, vesting of the Award (including all outstanding unvested RSUs and related Dividend Equivalents) shall automatically accelerate and the Award shall become 100% vested as of the date the Change in Control occurs as long as Employee has remained continuously employed through such date by the Company or by an entity that is an Affiliate of the Company on the day immediately preceding the date of the Change in Control. In such event, the Shares and Dividend Equivalents payable with respect to the outstanding vested RSUs shall be delivered to Employee in a lump sum within 60 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code Section 409A and guidance issued thereunder (collectively, “Code Section 409A”), except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code Section 409A as a change in control event with respect to Employee. Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code Section 409A, the Company intends that all payments under this Agreement be exempt from Code Section 409A under the exemption for short-term deferrals in Treasury Regulations Section 1.409A-1(b)(4).

(b) Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Shares, provide Employee with an equivalent amount payable in the form of cash.

6. Agreement of Employee. Employee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares to be issued pursuant to the Award. Specifically, Employee acknowledges that, to the extent Employee is an “affiliate” of the Company (as that term is defined in Rule 144 under the Securities Act of 1933 (“Rule 144”)), the Shares to be issued as a result of the Award are subject to certain restrictions under applicable securities laws (including particularly Rule 144). Employee hereby agrees to comply with such state and federal securities laws with respect to any applicable restrictions on the resale of such Shares and to execute such documents and take such actions as the Company may reasonably require in connection therewith.

7. Withholding. Upon the issuance of Shares to Employee pursuant to this Agreement, Employee shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash or, with respect to the issuance of Shares to Employee pursuant to this Agreement, by delivery of whole Shares (including Shares issuable under this Agreement) in accordance with Section 14(a) of the Plan.

8. Adjustment of Awards.

(a) If there is an increase or decrease in the number of issued and outstanding Shares through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of Shares, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding Shares remains the same as existed immediately prior to such event.

(b) If there is spin-off or other similar distribution to the Company’s shareholders of stock, the number and type of Shares subject to the Award shall be adjusted by the Committee (which adjustment may include Shares, stock of an Affiliate or former Affiliate, cash or a combination thereof) so that the value of the outstanding Award immediately prior to such event is preserved, as determined by the Committee in its sole discretion. If stock of an Affiliate or former Affiliate becomes subject to the Award as a result of any such adjustment, the terms of the Agreement shall apply to such stock in the same manner as if it were Shares.

(c) Except as provided in subsections (a) and (b) above, no adjustment in the number of Shares subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon the conversion of any other obligation of the Company that may be convertible into such shares or other securities.

(d) Upon the occurrence of events affecting Shares other than those specified in subsections (a), (b) and (c) above, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan. This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.

9. Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control. For the avoidance of doubt and without limiting anything herein or in the Plan, Employee hereby acknowledges that the compensation recovery provisions described in Section 14(n) of the Plan apply to the Award granted hereunder and this Agreement.

10. Miscellaneous.

(a) Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Employee any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any Affiliates, or (3) interfere in any way with the right of the Company or its Affiliates to terminate Employee’s employment or services at any time.

(b) Interpretation. Employee accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The undersigned Employee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

(c) Dividend Equivalents. The Award includes the right to receive dividend equivalents (“Dividend Equivalents”) on the portion, if any, of the Award that becomes vested in accordance with Section 2 or Section 5 of this Agreement. Upon vesting of any portion of the Award, Employee shall have a vested right to receive an amount of cash, without interest, equivalent to the dividends, if any, that would have been payable to a shareholder who actually owned the number of Shares equal to the number of then-vesting RSUs from the Grant Date through the day immediately preceding the date on which the Shares payable with respect to the then-vesting portion of the Award are delivered to Employee. Such amount of cash shall be paid on the date that Shares are delivered under the then-vesting portion of the Award.

(d) Shareholder Rights. Except as set forth in Section 10(c), neither Employee nor Employee’s Beneficiary shall have any of the rights of a shareholder with respect to any Shares issuable upon vesting of any portion this Award, including, without limitation, a right to vote, until (i) such portion of the Award is vested, and (ii) such Shares have been delivered and issued to Employee or Employee’s Beneficiary pursuant to Section 4 of this Agreement.

(e) Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(f) Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.

(g) Construction. The Agreement and the Plan contain the entire understanding between the parties, and supersede any prior understanding and agreements between them, representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(h) Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

(i) Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Employee’s heirs, legal representatives, successors and assigns.

(j) Execution/Acceptance. This Agreement may be executed and/or accepted electronically by Employee and/or executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:

Daniel R. Feehan
Chief Executive Officer and President

EMPLOYEE*

*	Electronic acceptance of this Award by Employee shall bind Employee by the terms of this Agreement pursuant to Section 10(j) of this Agreement.

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